Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp. for the registration of common units and debt securities and to the incorporation by reference therein of our report dated February 28, 2014, with respect to the consolidated financial statements and schedule of Inergy Midstream, L.P. included in the Annual Report (Form 10-KT) of Crestwood Midstream Partners LP for the three month period ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

March 24, 2014